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Exhibit 99.1

Contacts: Dov A. Goldstein, M.D. Versicor Inc. 510-739-3000 dgoldstein@versicor.com	Karen Halsey WeissCom Partners, Inc. 415-272-5107 karen.halsey@attbi.com

VERSICOR ANNOUNCES $44.9 MILLION PRIVATE PLACEMENT

FREMONT, Calif.—April 10, 2002—Versicor Inc. (NASDAQ: VERS) today announced that it completed a private placement of 2,993,800 shares of newly issued Common Stock to selected institutional investors for gross proceeds of $44,907,000.

The Company intends to use the net proceeds for research and development, including clinical trials of the Company's product candidates, and for working capital and general corporate purposes.

"This financing presents Versicor with additional resources as we work to advance our two lead product candidates closer to commercialization and continue our research to develop other new product candidates for the anti-infective market," said George F. Horner, III, Veriscor's President and Chief Executive Officer.

The shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to register the shares for resale. This press release does not constitute an offer or sale of any securities.

About Versicor Inc.

Versicor Inc. is a biopharmaceutical company committed to discovering, developing, and commercializing novel, broad-spectrum antifungal and antibiotic agents with distinct competitive advantages. Its lead products, anidulafungin, a novel antifungal agent, and dalbavancin, a novel antibiotic for the treatment of serious Gram-positive infections, are in the advanced stages of clinical development.

This press release contains forward-looking statements that predict or describe future events or trends, including the registration of the shares for resale, the application of the net proceeds from the private placement, the advancement of our lead product candidates and the continuation of our research efforts. The matters described in these forward-looking statements are subject to known (and unknown) risks, uncertainties and other unpredictable factors, many of which are beyond Versicor's control. Versicor faces many risks that could cause actual events to differ materially from the results predicted by its forward-looking statements, including the possibilities that the registration of the shares might be delayed, that the net proceeds from the private placement might be used for different activities, that our lead product candidates might not be commercialized and that our research might not develop new product candidates. Versicor's annual and quarterly reports with the U.S. Securities and Exchange Commission contain a fuller description of these and many other material risks to which Versicor is subject. Because of these risks, Versicor's actual results, performance or achievements may differ materially from the results, performance or achievements, expressed or implied by its forward-looking statements. Versicor assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

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  Exhibit 99.1
VERSICOR ANNOUNCES $44.9 MILLION PRIVATE PLACEMENT